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                           SEL-LEB MARKETING REPORTS
                       ONE-FOR-EIGHT REVERSE STOCK SPLIT

         Paterson, NJ - June 19, 1998...Sel-Leb Marketing, Inc. (NASDAQ-SELB, WARRANTS-SELBW) announces a one-for-eight stock split of the Company's outstanding shares of Common Stock effective as of the close of business on Friday, June 19, 1998. Shares of Common Stock will begin trading on a post-split basis on the Nasdaq SmallCap Market ("Nasdaq") as of the opening of trading on Monday, June 22, 1998.

         Jan S. Mirsky, Executive Vice President - Finance of Sel-Leb Marketing, Inc., stated that the Board of Directors of Sel-Leb Marketing, Inc. believed that the reverse stock split would have the effect of increasing the market price of the Common Stock, thereby allowing the Company to meet the minimum bid price requirement for continued listing on Nasdaq although there can be no assurance of such.

         Mr. Mirsky further stated that "in connection with the reverse stock split, the terms of the Company's outstanding Redeemable Common Stock Purchase Warrants, each to purchase one share of Common Stock at an exercise price of $2.00 per share, had been adjusted to provide that effective as of the close of business on June 19, 1998, holders of Warrants shall be required to exercise eight Warrants at an aggregate exercise price of $16.00 in order to purchase one share of post-split Common Stock."

         Sel-Leb Marketing, Inc. is primarily engaged in the distribution and marketing of consumer products through mass merchandisers, discount chain stores and food, drug and electronic retailers.


For information on Sel-Leb Marketing Contact:
Jan S. Mirsky
Executive Vice President
973-225-9880 Ext. 110